Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-55285, 33-57801, 333-21867, 333-24955, 333-26621, and 333-185162 on Form S-3, Registration Statement No. 333-191613 on Form S-4, and Registration Statement Nos. 33-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482, 333-74216, 333-151884, 333-151887, 333-166767, 333-166768 and 333-191614 on Form S-8 of our reports dated February 24, 2014, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries, and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 24, 2014